Exhibit 23.2

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Atlas Corp.

We consent to the use of our reports dated April 10, 2020, with respect to the consolidated balance sheets of Seaspan Corporation as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, puttable preferred shares and shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and with respect to the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus forming part of the Registration Statement on Form F-3 filed by Atlas Corp.

Our report dated April 10, 2020 in connection with the consolidated financial statements refers to a change in the accounting for leases due to the adoption of Accounting Standard Update 2016-02, “Leases”, on January 1, 2019, the date of initial application, and to a change in the method of accounting for acquisitions in the year ended December 31, 2018 due to the adoption of Accounting Standards Update 2017-01, “Clarifying the Definition of a Business”.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

May 11, 2020